Exhibit 99.1

Sensus Healthcare, Inc. Announces Completion of Initial Public Offering, including Underwriters’ Exercise of Over-Allotment Option in Full

BOCA RATON, Fla. – June 8, 2016 – Sensus Healthcare, Inc. (NASDAQ: SRTSU), a medical device company specializing in the treatment of non-melanoma skin cancers and other skin conditions, such as keloids, with superficial radiation therapy, today announced the completion of its initial public offering of 2,300,000 units at a public offering price of $5.50 per unit, before underwriting discounts and commissions, which includes the exercise in full by the underwriters of their option to purchase up to 300,000 units at the initial public offering price. Each unit consists of one share of common stock, $0.01 par value per share, and a three-year warrant to purchase one share of common stock at an initial exercise price of $6.75 per share. All of the units were offered by Sensus. The units are listed on The NASDAQ Capital Market under the ticker symbol “SRTSU.” Total proceeds to Sensus from the offering, including proceeds from the option exercise, after deducting underwriting discounts and commissions and estimated offering expenses, were approximately $10.9 million.

On or prior to July 25, 2016, each unit will separate into its components and each such component security will begin trading separately on The NASDAQ Capital Market. The common stock is expected to trade under the ticker symbol “SRTS,” while the warrants are expected to trade under the ticker symbol “SRTSW.” Sensus will issue a press release announcing the date such separate trading will begin.

Northland Securities, Inc., and Neidiger, Tucker, Bruner, Inc. acted as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 2, 2016. The final prospectus related to the offering may be obtained from Northland Securities by mail at 750 Third Ave, Suite 2401, New York, NY 10017, by calling: (800) 851-2920, or by email: ahammer@northlandcapitalmarkets.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sensus

Sensus Healthcare, Inc. is a medical device company that is committed to enabling non-invasive and cost-effective treatment of non-melanoma skin cancers and keloids. Sensus uses a proprietary low energy x-ray radiation technology known as superficial radiation therapy (SRT), which is a result of over a decade of dedicated research and development activities. Sensus has successfully incorporated the SRT therapy into its portfolio of treatment devices, the SRT-100™ and SRT-100 Vision™. To date, the SRT technology has been used to effectively and safely treat oncological and non-oncological skin conditions in thousands of patients. For more information, visit http://www.sensushealthcare.com.

Investor Relations:

Jeffrey Goldberger / Allison Soss

KCSA Strategic Communications

Phone: 212-896-1249 / 212-896-1267

Email: jgoldberger@kcsa.com / asoss@kcsa.com